POWER OF ATTORNEY

APG Algemene Pensioen Groep NV.

APG Algemene Pensioen Groep N.V., a public company (naamloze vennootschap), having its seat (statutaire zetel) in Heerlen, the Netherlands and its registered place of business at Oude Lindestraat 70, 6411 EJ Heerlen, the Netherlands, registered with the Chamber of Commerce of Limburg with registration number 14099617 (the “Grantor).

Whereas:

(a)
the Grantor is charged with the management and administration of the assets of Stichting Pensioenfonds ABP (ABP”) and ABP has granted a separate power of attorney as attached to this document to Grantor for the performance in the name of ABP of any acts, including acts of disposal, which in the opinion of Grantor are desirable for the purpose of the management of the assets of ABP (Assets”). This power of attorney also comprises (but is not limited to) the performance of any (legal) acts in name of and at the risks and expense of ABP, including (but not limited to) the performance of transactions in financial instruments as well as any other (legal) acts that either arise from the management of the Assets or are necessary of desirable in connection therewith (such as (but not limited to) giving instructions to the custodians (bewaarnemers) of the Assets and exercising controlling rights which are attached to the financial instruments

(b)
the powers of the Grantor include (where appropriate as attorney-in-fact of and in the name of ABP): to employ, retain, replace or otherwise secure or enter into agreements or other undertakings with persons or firms in connection with the management all on such terms and for such consideration as the Grantor deems advisable and Grantor may in its turn grant a power of attorney to another person to perform, directly or indirectly, acts in the name of ABP within the limits of this power of attorney, whereupon the other person for the application of this power of attorney will be an authorized person as well,

The Grantor has engaged its affiliate APG Asset Management US Inc. to perform certain (legal) acts in respect of ABP and the Grantor hereby appoints APG Asset Management US Inc. as its true and lawful attorney (the “Attorney”) to perform any and all (legal) act the Grantor is entitled to perform in accordance with said accounts, including to act in the name of ABP.

The Grantor declares that this power of attorney expressly includes:

•	the authority for the Attorney to delegate its authority thereunder in part or in whole to one or more sub-attorneys by way of a written sub power of attorney (ondervolmacht); and

•
the authority to cancel or postpone the entering into, delivery, signing or performance of any document, deed, instrument, agreement, notice, letter, acknowledgement, memorandum, statement and certificate as may be ancillary, necessary, required or useful in connection with the actions as referred to above.

The Grantor undertakes, when 50 requested, that it will ratify and confirm whatever the Attorney shall lawfully do or cause to be done pursuant to the powers conferred to such Attorney under this power of attorney.

The Grantor declares that the power of attorney has also been granted for the benefit of other persons which are a party to any document and shall be irrevocable.

This power of attorney shall be governed by Dutch law.

IN WITNESS WHEREOF, the undersigned has executed this power of attorney on February 1st, 2010.

	/s/ E.C.E. Swidersky		/s/ H.J.M.T. Hamers
Name:	E.C.E. Swidersky	Name:	H.J.M.T. Hamers
Title:	Attorney-in-fact	Title:	Attorney-in fact
	(gevolmachtigde)		(gevolmachtigde)

POWER OF ATTORNEY

1.	The foundation established under Dutch law: “Stichting Pensioenfonds ABP’ whose seat is in Heerlen, hereinafter referred to as “ABP, duly represented by:

•	mister drs. E H T M Nijpels chairman of the Governing Board of ABP

•	mister drs. X J den Uyl vice-chairman of the Governing Board of ABP

•	mister B.H.J.J.M. Volkers secretary of the Governing Board ot ABP,

Herby grants cower of attorney to.

The limited liability company established under Dutch law: “APO Algemene Pensioen Groep NV.4 whose corporate seat is in Heerlen, hereinafter referred to as: “APG”

2.
This power of attorney is granted for the performance, in the name of ABP, of any (legal) acts, including acts of disposal, which in the opinion of APG are desirable for the purpose of the management of the assets of ABP (‘Assets”). This power of attorney also comprises (but is not limited to) the performance of any (legal) acts in name of and at the risk and expense of ABP, including (but not limited to) the performance of transactions in financial instruments as well as any other (legal) acts that either arise from the management of the Assets or are necessary of desirable in connection therewith (such as (but not limited to) giving instructions to the custodians (bewaarnemers) of the Assets and exercising controlling rights which are attached to the financial instruments that form pan of the Assets).

3.
This power of attorney shall remain effective for an indefinite period of time until it will be withdrawn in writing by ABP. Such withdrawal will not effect the validity of legal acts performed while this power of attorney was in force.

4.
When performing acts while exercising this power of attorney, APG shall be able to act as the counter party of ABP or as the authorized person of one or more other parties involved in acts referred to in paragraph 2.

5.
APG may grant a power of attorney to another person to perform, directly or indirectly, acts in the name of ABP within the limits of this power of attorney, whereupon the other person for the application of this power of attorney ill be an authorized person as well.

6.	The relationship between ABP an APG under this power of attorney shall be governed by Dutch law exclusively.

This power of attorney is considered to be effective as from February 29, 2008.

Signed in Amsterdam on January 21st, 2010.

Stichting Pensioenfonds ABP,

/s/ drs.E.H.T.M. Nijpels
drs. E.H.T.M. Nijpels, chariman

/s/ drs. X.J. den Uyl
drs. X.J. den Uyl, vice-chairman

/s/ B.H.J.J.M. Volkers
B.H.J.J.M. Volkers, secretary